UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 20, 2013
Date of Report (Date of earliest event reported)

CAI International, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-33388	94-3109229
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105
(Address of principal executive offices, including ZIP Code)

Registrant’s telephone number, including area code: (415) 788-0100

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Timothy Page Employment Agreement

On August 20, 2013, CAI International, Inc. (the “Company”) entered into a new employment agreement with Timothy B. Page governing his employment with the Company as Senior Vice President and Chief Financial Officer (the “Page Employment Agreement”).

Under the terms of the Page Employment Agreement, among other things, Mr. Page will receive an annual base salary of $364,000, subject to annual increase at the discretion of the Company’s CEO and approved by the Company’s Board of Directors (the “Board”).  Mr. Page will be eligible for an annual bonus targeted at 40% of his base salary in fiscal year 2013, with future bonus awards determined by the Compensation Committee and the Board in their discretion.  Mr. Page is also eligible for annual grants of equity awards under the Company’s 2007 Equity Incentive Plan, as amended, at the discretion of the Board.  Mr. Page will also continue to be eligible to participate in the employee benefit plans and executive compensation programs made available by the Company to its executive officers generally.

In the event Mr. Page’s employment is terminated for “Cause” or due to company insolvency, Mr. Page is entitled only to any accrued compensation and benefits through the effective date of his termination.  In the event Mr. Page’s employment is terminated (i) by us without “Cause”, (ii) due to his death or disability, (iii) for any reason, other than for “Cause”, death or disability, within 24 months following a “Change in Control” or (iv) by him for “Good Reason,” Mr. Page is entitled to receive the following severance payments and benefits:

•	any accrued compensation and benefits through the effective date of the termination;
•	a lump sum payment equal to 100% of his then current annual base salary, and, an amount equivalent to one year’s cash bonus (calculated on the basis of the average cash bonus received over a two year reference period), provided that, if his employment is terminated solely in connection with a “Change of Control,” the Company shall pay Mr. Page a lump sum amount equal to 200% of his then current annual base salary, and, an amount equivalent to one year’s cash bonus (calculated on the basis of the average cash bonus received over a two year reference period); and
•	COBRA health benefits for whichever of the following periods is shortest: (A) the longer of (i) the remaining term of Mr. Page’s employment agreement or (ii) 18 months following the date of termination; or (B) until Mr. Page is no longer entitled to COBRA continuation coverage under the Company’s group health plans.

The Page Employment Agreement also contains customary confidentiality, non-solicitation and non-disparagement covenants.  The term of the Page Employment Agreement continues until August 19, 2016, after which the agreement will automatically renew for an additional 36 months unless either party terminates the agreement at least 90 days prior to the end of the original term.

Daniel Hallahan Employment Agreement

On August 20, 2013, Container Applications International (UK) Limited, a wholly-owned subsidiary of the Company, entered into a service agreement with Daniel Hallahan governing his employment with the Company as Senior Vice President, Global Marketing (the “Hallahan Employment Agreement”).

Under the terms of the Hallahan Employment Agreement, among other things, Mr. Hallahan will receive an annual base salary of £224,865, subject to annual increase at the discretion of the Board.  Mr. Hallahan will also be eligible for an annual bonus to be determined at the discretion of the Board.  Mr. Hallahan will also continue to be eligible to participate in the employee benefit plans and executive compensation programs made available by the Company to its executive officers generally.

If, within 24 months following the occurrence of a “Change in Control,” Mr. Hallahan’s employment is terminated in breach of the Hallahan Employment Agreement, the Company will pay him, in addition to any annual salary, holiday pay and reimbursable expenses due under the Hallahan Employment Agreement, an amount equal to 100% of his then current annual base salary and an amount equivalent to one year’s cash bonus (calculated on the basis of the average cash bonus received over a two year reference period).

The Hallahan Employment Agreement also contains customary confidentiality and non-solicitation covenants.  The term of the Hallahan Employment Agreement continues indefinitely until terminated by either party upon 12 months’ prior written notice.

The foregoing descriptions of the Page Employment Agreement and the Hallahan Employment Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the full text of the documents which are attached hereto as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

99.1	Employment Agreement, dated August 20, 2013, between CAI International, Inc. and Timothy B. Page.

99.2	Service Agreement, dated August 20, 2013, between Container Applications International (UK) Limited and Daniel Hallahan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAI INTERNATIONAL, INC.

Dated: August 23, 2013	By:	/s/ Victor M. Garcia
Name: Victor M. Garcia
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Employment Agreement, dated August 20, 2013, between CAI International, Inc. and Timothy B. Page.

99.2	Service Agreement, dated August 20, 2013, between Container Applications International (UK) Limited and Daniel Hallahan.